Exhibit (d)(10)

Execution Version

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (the "Agreement") is made and entered into as of this 6th day of August 2014 by and among Fosun Industrial Co., Limited, a corporation organized under the laws of Hong Kong (“Pledgor”), Healthy Harmony Holdings, L.P. (“Parent”, and together with TPG Asia VI, L.P., the “Secured Parties”) (solely for the purpose of Section 1), and TPG Asia VI, L.P., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, Pledgor, TPG Asia VI, L.P. (“Sponsor”) and Parent entered into an Agreement dated as of April 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Side Agreement");

WHEREAS,Parent, Chindex International, Inc. (the “Company”) and Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") entered into an Amended and Restated Agreement and Plan of Merger dated as of April 18, 2014 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the "Merger Agreement");

WHEREAS, (a) pursuant to Section 2(a) of the Side Agreement, Pledgor has committed (the “Commitment”), subject to the terms and conditions of the Significant Stockholder ECL (as defined in the Side Agreement), to purchase or cause the purchase of, directly or indirectly, limited partnership interests of Parent (“LP Interests”) with an aggregate purchase price of $159,000,000 at a price per LP Interest equal to the price per LP Interest paid by Sponsor at the Closing (as defined in the Merger Agreement) and (b) pursuant to Section 2(c) of the Side Agreement, Pledgor has agreed, under the circumstances set forth therein, to pay Sponsor an amount equal to $30,834,000 (the “Fee”).

WHEREAS, pursuant to Section 4 of the Side Agreement, Pledgor is required to secure its obligations to fund the Commitment and to pay the Fee by a valid, perfected, first priority security interest in the Collateral (as defined below).

WHEREAS, Pledgor desires to pledge its interest in the Collateral (as defined below) to secure its Secured Obligations (as defined below) to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.          Appointment of Collateral Agent. Subject to the terms of this Agreement, the Secured Parties hereby appoint Sponsor as their collateral agent.

2.             Security Interest and Stock Pledge. Subject to the terms of this Agreement, to secure the due and prompt (i) funding of its Commitment in full under Section 2(a) of the Side Agreement and (ii) payment of the Fee ((i) and (ii) collectively the "Secured Obligations"), Pledgor hereby pledges, assigns and grants to the Collateral Agent for the benefit of the Secured Parties, and hereby creates a perfected, first priority security interest and lien in and to, all of Pledgor’s right, title and interest in the following property, whether now owned or hereafter acquired (collectively, the "Collateral"):

(a)          3,157,163 shares of common stock of the Company owned by Pledgor, and the certificates identified on Schedule 1 attached hereto representing such shares (the "Pledged Shares"); and

(b)          all products and proceeds (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “UCC”)) of the foregoing and general intangibles relating thereto, including, without limitation, all dividends or other income from the Pledged Shares, collections thereon or distributions with respect thereto and any and all additional securities or other interests, howsoever evidenced or denominated, received by Pledgor as a result of a stock split or dividend, or any distribution in connection with any reclassification, increase or reduction of capital or issued in connection with any reorganization, whether in substitution of or in exchange for any Collateral or otherwise received in respect of the Collateral.

3.            New Shares.

(a)          When any other shares (or options, warrants or other rights) (any such shares, options, warrants or other rights, “Additional Shares”)are issued in connection with the Pledged Shares during the term of this Agreement, such Additional Shares or other securities thereby acquired shall be held in the same manner as the shares originally pledged under this Agreement. In the event that a share reclassification, readjustment or other change is made in the capital structure of the Company, shares issued on account thereof shall be held in the same manner as the Pledged Shares.

(b)          Any delivery by Pledgor of Additional Shares will be effected by (i) delivery of any certificates evidencing such Additional Shares, accompanied by duly executed instruments of transfer or assignments in blank or (ii) by complying with such alternative delivery instructions as the Collateral Agent will provide to Pledgor in writing. Upon Pledgor’s acquisition of any Additional

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Shares, Pledgor will amend Schedule 1 attached hereto to include such Additional Shares and deliver such amended Schedule 1 to the Collateral Agent; provided that any failure to so amend Schedule 1 will not affect the security interest in the Additional Shares granted hereunder.

4.          Perfection of Pledge. (a)          Contemporaneously with the execution hereof, Pledgor will deliver to the Collateral Agent the original stock certificates representing or evidencing the Pledged Shares, accompanied by duly executed instruments of transfer or assignments in blank, to be held by the Collateral Agent in accordance with the terms hereof. Upon payment and discharge in full of the Secured Obligations or the valid termination of the Side Agreement in accordance with its terms, the Collateral Agent shall surrender and transfer to Pledgor all of the Collateral and all rights held by the Collateral Agent on behalf of the Secured Parties as a result of its lien and possession thereof.

(b)          Pledgor shall, from time to time, as may be reasonably required by the Collateral Agent with respect to all Collateral, immediately take all actions as may be requested by the Collateral Agent to perfect the security interest of the Collateral Agent in the Collateral for the benefit of the Secured Parties, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC, Pledgor shall immediately take all actions as may be requested from time to time by the Collateral Agent so that control of such Collateral is obtained and at all times held by the Collateral Agent. All of the foregoing shall be at the sole cost and expense of Pledgor.

(c)          Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of Pledgor where permitted by law. Pledgor agrees to provide all information required by the Collateral Agent pursuant to this Section promptly to the Collateral Agent upon request.

5.          Voting of Shares. During the existence of this Agreement, provided no Event of Default exists and is continuing, Pledgor shall retain the right to vote any of the Pledged Shares at any special or annual corporate meeting or through any request for stockholder consent; provided, however, that Pledgor shall not vote on any matter that would change or affect in any way any of the matters covered by the Side Agreement or this Agreement, including, but not limited to, any change that could adversely affect the value of the Collateral.

6.          Payment on Shares. Pledgor hereby directs that after the occurrence and during the continuation of an Event of Default, all payments of any kind whatsoever with respect to the Collateral shall be paid directly to the Collateral Agent at the office of the Collateral Agent or at such other place as the Collateral Agent may in writing designate. After the occurrence and during the continuation of an Event of Default, Pledgor agrees

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to sign any documents or take any other action necessary or desirable to ensure that the payments described herein are paid directly to the Collateral Agent.

7.          Representations and Warranties. Pledgor represents, warrants and undertakes to the Collateral Agent for the benefit of the Secured Parties that:

(a)          it is the sole, direct, legal and beneficial owner of the Collateral, and the Collateral is free of, and will not become subject to, any liens, security interests, claims, encumbrances, options or rights of others and may not be pledged, and there are no restrictions upon the transfer of the Collateral, other than those set forth in the Support Agreement (as defined in the Merger Agreement), under applicable securities laws or as may appear on the face or back thereof, and Pledgor has good and marketable title and the full right and power to transfer the Collateral free of any liens, claims or encumbrances subject to the terms and conditions of the Support Agreement. Except as expressly required by the Support Agreement, Pledgor will not, without the prior written consent of the Collateral Agent, which may be withheld for any reason, sell, offer to sell, convey, assign, or otherwise dispose of, transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral;.

(b)          By virtue of the execution and delivery by Pledgor of this Agreement, when the Pledged Shares, certificates or other documents representing or evidencing the Pledged Shares are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will have a valid and perfected first priority security interest in the Collateral as security for the payment and performance when due of the Secured Obligations;

(c)          Other than financing statements or other similar or equivalent documents or instruments with respect to the security interest in the Collateral granted hereby, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral;

(d)          it has the requisite power and authority to execute, deliver and perform this Agreement and to pledge the Collateral, and the execution, delivery and performance of this Agreement and the pledge of the Collateral have been duly authorized and approved by all necessary action and do not contravene any provision of Pledgor’s organizational documents or any law, decree, order, judgment or contractual restriction binding on Pledgor or its assets;

(e)          assuming due execution and delivery of this Agreement by the Collateral Agent, this Agreement constitutes a legal, valid and binding obligation

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of Pledgor enforceable against Pledgor in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law);

(f)          all consents or approvals of, or filings, declarations or registrations with, any Governmental Entity (as defined in the Merger Agreement) necessary for the due execution, delivery and performance of the Agreement by Pledgor have been obtained or made; and

(g)          Pledgor has taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Collateral Agent over all Collateral with respect to which such control may be obtained pursuant to the UCC. No person other than the Collateral Agent has control or possession of all or any part of the Collateral.

8.          Collateral Agent Appointed Attorney-in-Fact. Pledgor hereby appoints the Collateral Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time during the continuance of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Collateral Agent shall not be obligated to and shall have no liability to Pledgor or any third party for failure to do so or take action). Such appointment, being coupled with an interest, shall be irrevocable. Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

9.          Collateral Agent May Perform. If Pledgor fails to perform any obligation contained in this Agreement, the Collateral Agent may itself perform, or cause performance of, such obligation, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgor; provided that the Collateral Agent shall not be required to perform or discharge any obligation of Pledgor.

10.         Default; Remedies. Upon the occurrence and during the continuation of (i) a payment or funding default under Section 2(a) or 2(c) of the Side Agreement, (ii) a breach or default under Section 4(a) or 7(e) of this Agreement, or (iii) a breach or default under Section 4(b), 7(a), 7(b), 7(c) or 7(g) of this Agreement and such breach or default is not cured within 20 days after Pledgor receives written notice of such breach or default from the Collateral Agent (each, an "Event of Default"):

(a)          subject to the limitations set forth below in this Section 10, the Collateral Agent shall, without any other notice to or demand upon Pledgor, have

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all of the rights and remedies provided to a secured creditor under the Uniform Commercial Code or other applicable law, including, but not by way of limitation, the right of the Collateral Agent to sell, assign, or otherwise dispose of the Collateral, or any part thereof, by public or private proceedings or sale. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to Pledgor at its notice address as provided in Section 14 hereof ten (10) days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, the Collateral Agent may sell such Collateral on such terms and to such purchaser(s) as the Collateral Agent in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. To the extent permitted by applicable law, Pledgor waives all claims, damages and demands it may acquire against the Collateral Agent arising out of the exercise by it of any rights hereunder. Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Collateral Agent or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Collateral Agent nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto;

(b)          Pledgor and the Collateral Agent agree that, with respect to the shares of common stock of the Company (the “Shares”) pledged hereunder:

(i)          The Collateral Agent shall not be entitled to exercise its remedies hereunder in a manner that would cause it (or any affiliate of it) to become at any one time the beneficial owner of more than 9.9% of the common shares of the Company then outstanding;

(ii)         The Collateral Agent will not knowingly sell or otherwise dispose of any Shares pledged hereunder in a manner that would result in any Person (or any group of affiliated Persons) becoming the beneficial owner of more than 9.9% of the common shares of the Company then outstanding; and

(iii)        The Collateral Agent will not sell or otherwise dispose of, in any single transaction, to one or more purchasers, an amount of Shares in excess of 9.9% of the common shares of the Company then outstanding.

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Pledgor hereby (x) acknowledges that selling or otherwise disposing of the Collateral in accordance with the restrictions set forth in this Section 10(b) may result in prices and terms less favorable to the Collateral Agent than those that could be obtained by selling or otherwise disposing of the Shares in a single transaction to a single purchaser and (y) agrees and acknowledges that no method of sale or other disposition of Collateral shall be deemed commercially unreasonable because of any action taken or not taken by the Secured Party to comply with such restrictions.

(c)          Pledgor further recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of any Shares pledged hereunder, to limit purchasers to those who will agree, among other things, to acquire such Shares for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any such Shares for the period of time necessary to permit the Company to register it for public sale.

(d)          If the Collateral Agent shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section 10, Pledgor agrees that, upon request of the Collateral Agent, Pledgor will, at its own expense:

(i)          execute and deliver, or cause the officers and directors of the Company to execute and deliver, to any Person or governmental authority as the Collateral Agent may choose, any and all documents and writings which, in the Collateral Agent’s reasonable judgment, may be necessary or appropriate for approval, or be required by, any governmental authority located in any city, county, state or country where Pledgor or the Company engage in business, in order to transfer or to more effectively transfer the Collateral or otherwise enforce the Collateral Agent’s rights hereunder; and

(ii)         do or cause to be done all such other acts and things as may be reasonably necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

(e)          Pledgor agrees and acknowledges that the common stock of the Company is customarily sold on NASDAQ , which is a recognized market within the meaning of Section 9-610 of the UCC; and

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(f)          the net proceeds realized upon any sale or other disposition of Collateral, after deducting expenses of the sale or other handling or disposition and reasonable attorneys' fees, costs, and expenses incurred by the Collateral Agent, shall be applied to the discharge of the Secured Obligations. The Collateral Agent shall account to Pledgor for any surplus realized on such disposition. Pledgor shall remain liable for any deficiency, which deficiency Pledgor hereby agrees to pay forthwith upon demand.

11.         Waiver. Neither the Collateral Agent nor any Secured Party shall be deemed to have waived any right or remedy under this Agreement, under the Side Agreement,, or under any related documents unless such waiver is in writing and signed by the Collateral Agent or such Secured Party, as applicable. No delay or omission on the part of the Collateral Agent in exercising any right shall operate as a waiver of such right or any other right. A waiver by any party of a provision of this Agreement shall not constitute a waiver of or prejudice the party's right to otherwise to demand strict compliance with that provision or any other provision. No prior waiver, nor any course of dealing between the Collateral Agent or any Secured Party, on the one hand, and Pledgor, on the other hand, shall constitute a waiver of any of the Collateral Agent’s or the Secured Party's rights or Pledgor's obligations as to any future transactions. Whenever consent by the Collateral Agent is required in this Agreement, the granting of such consent by the Collateral Agent in any instance shall not constitute consent to subsequent instances where such consent is required.

12.         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be unenforceable by a court of competent jurisdiction, such provisions shall be severed from this Agreement and the remainder of this Agreement shall continue in full force and effect.

13.         Amendments. No amendment, modification or supplement of this Agreement or any provision hereof shall be enforceable unless approved by the Collateral Agent and Pledgor in writing.

14.         Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall become effective as set forth, and shall be addressed to the parties hereto as provided, in the Side Agreement.

15.         GOVERNING LAW. THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE that apply to agreements made and performed entirely within the State of Delaware, WITHOUT REGARD TO the conflicts of laws provisions thereof or of any other jurisdiction.

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16.         Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under HKIAC’s Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of the arbitration shall be Hong Kong. The arbitral tribunal shall consist of three arbitrators; each party shall appoint one arbitrator and the third arbitrator, who shall act as the presiding arbitrator, shall be appointed by the two party appointed arbitrators. Each arbitrator shall be an experienced U.S. qualified attorney. If no agreement can be reached within the time period required by HKIAC, the presiding arbitrator shall be appointed by HKIAC. The arbitral award shall be non-appealable, final and binding upon both parties. The arbitration proceedings shall be conducted in English. The arbitral tribunal is hereby expressly authorized to establish such extension period as referred to in the fourth sentence of Section 9.13(a) of the Merger Agreement as it may deem appropriate. This arbitration agreement shall be governed by the laws of Hong Kong, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

17.         Further Actions. (a)          Pledgor shall, at its own cost and expense, defend title to the Collateral and the first priority lien and security interest of the Collateral Agent therein against the claim of any person claiming against or through Pledgor and shall maintain and preserve such perfected first priority security interest for so long as this Agreement shall remain in effect.

(b)          Upon request by the Collateral Agent, at the expense of Pledgor, Pledgor shall promptly take whatever action is reasonably necessary to perfect and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral, including but not limited to the execution and filing of such documents evidencing or perfecting the liens arising out of the pledge of Collateral herein and/or the tendering to the Collateral Agent of any stock certificates or negotiable instruments forming said Collateral.

18.         Successors and Assigns.     This Agreement will be binding upon Pledgor and its successors and permitted assigns (including, without limitation, a receiver, trustee or debtor-in-possession of or for Pledgor) and will inure to the benefit of the Collateral Agent and its successors and assigns. Pledgor may not assign his rights hereunder without the prior written consent of the Collateral Agent, in the Collateral Agent’s sole discretion. The Collateral Agent may assign all or a part of its interest in this Agreement and its rights hereunder to any party without consent.

19.         Counterparts.     This Agreement may be executed in one or more counterparts, which taken together shall constitute one agreement.

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20.         Expenses. Pledgor shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by the Collateral Agent in connection with custody, preservation or sale of, or other realization on any of the Collateral, in each case, pursuant to Section 10 hereof upon the occurrence or during the continuation of an Event of Default, or the enforcement or attempt to enforce any of the Secured Obligations that is not performed as and when required by this Agreement.

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Pledgor, Parent and the Collateral Agent have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

COLLATERAL AGENT:

TPG ASIA VI, L.P.

By: TPG Asia GenPar VI, L.P., its general partner

By: TPG Asia GenPar VI Advisors, Inc., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

PLEDGOR:

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/ Qiyu Chen
Name: Qiyu Chen
Title: Chairman of the Board of Directors

Agreed to and accepted solely for the purpose of Section 1:

HEALTHY HARMONY HOLDINGS, L.P.

By: Healthy Harmony GP, Inc., its general partner

By:	/s/ Ronald Cami

Name: Ronald Cami
Title: Vice President

Schedule 1

to

Stock Pledge Agreement

Pledged Shares

Number of Shares of Chindex International, Inc.	Certificate Numbers
0000010278
3,157,163	0000010142